CONSENT OF DANIEL WEBER

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "Updated Feasibility Study and Reserve Estimation to Support 40,000 tpa Lithium Carbonate Production at Cauchari-Olaroz Salars, Jujuy Province, Argentina", with an effective date of September 30, 2020, and to (ii) the references to the undersigned's name under the caption "Interest of Experts" in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 filed by Lithium Americas Corp. with the United States Securities and Exchange Commission, and any amendments thereto.

/s Daniel Weber
Name: Daniel Weber, P.G., RM-SME
Date: October 19, 2020